EXHIBIT 99.3

2011
Third Quarter
Earnings Supplement

The enclosed summary should be read in conjunction with the text and statistical tables included in American Express Company’s (the “Company” or “AXP”) Third Quarter 2011 Earnings Release.

This presentation contains certain forward-looking statements that are subject to risks and uncertainties and speak only as of the date on which they are made.  Important factors that could cause actual results to differ materially from these forward-looking statements, including the Company’s financial and other goals, are set forth on pages 27-29 of this Supplement, in the Company’s 2010 Annual Report to Shareholders, in its 2010 Annual Report on Form 10-K, in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011 and in other reports on file with the Securities and Exchange Commission. In addition, certain calculations included within this supplement constitute Non-GAAP financial measures and may differ from the calculations of similarly titled measures by other companies.

AMERICAN EXPRESS COMPANY
THIRD QUARTER 2011 OVERVIEW
CONSOLIDATED

FINANCIAL RESULTS

•
Third quarter diluted EPS attributable to common shareholders of $1.03 increased 14% from $0.90 last year.  Total revenues net of interest expense increased 9%.  Return on average equity (“ROE”) was 27.8% and return on average tangible common equity (“ROTCE”), which excludes goodwill and intangibles, was 35.7%.1

BUSINESS METRICS

•	Compared with the third quarter of 2010:

-	Worldwide billed business of $207.7B increased 16% reflecting strong card spending across all segments. Adjusted for the impact of changes in foreign exchange rates, worldwide billings grew 13%.2

-	Worldwide total cards-in-force of 95.8MM increased 8%, or 6.8MM cards from last year, and increased 1.8MM cards from last quarter.

-
Worldwide average spending per proprietary basic cards-in-force of $3,739 increased 12% versus last year reflecting broad-based improvement in cardmember spending levels.  Adjusted for the impact of changes in foreign exchange rates, worldwide average spending per proprietary basic card grew 10%.2

-	Worldwide cardmember loan balances of $58.2B increased 2% from $57.2B last year, reflecting higher cardmember spending levels offset by higher payment rates.

FINANCIAL HIGHLIGHTS

•
Discount Revenue:  Increased 12%, reflecting 16% growth in billed business volumes, partially offset by a slight decline in the average discount rate, relatively faster growth in billed business related to GNS, where the Company shares the discount revenue with card issuing partners, and higher contra-revenue items, including corporate incentive payments and partner payments (as further discussed on page 2).

•
Net Interest Income:  Flat versus the prior year, reflecting a lower net yield, partially offset by a 3% increase in average cardmember loans.  The lower net yield reflects lower revolving levels and lower balances at penalty rates due to the implementation of elements of the Credit Card Accountability Responsibility and Disclosure Act of 2009 (the “CARD Act”) and improved credit performance. These reductions to yield were partially offset by the benefit of certain repricing initiatives effective during 2009 and 2010.

•
Total Provisions for Losses: Decreased 33%, primarily driven by improving credit performance within the cardmember lending portfolio, which led to lower lending write-offs and lower lending reserve requirements.  The reduction in cardmember lending provision was partially offset by an increase in charge card provision due primarily to higher receivable levels, as well as a reserve release in the prior year.

•	Marketing and Promotion Expenses: Decreased 13% versus last year due to lower product media and brand spending, as well as slightly lower card acquisition and loyalty spend.

•
Cardmember Rewards Expense:  Increased 24%, reflecting greater rewards-related spending volumes and higher co-brand expense.  In addition, increased redemptions led to a small increase in the ultimate redemption rate estimate.

__________________________________________________

1
Please refer to Annex 1 for the components of return on average equity (“ROE”), ROCE and ROTCE, a non-GAAP measure, on a consolidated basis and Annex 3 for return on average segment capital (“ROSC”) and return on average tangible segment capital (“ROTSC”), a non-GAAP measure, on a segment basis. refer to Annex 1 for the components of return on average equity (“ROE”), ROCE and ROTCE, a non-GAAP measure, on a consolidated basis and Annex 3 for return on average segment capital (“ROSC”) and return on average tangible segment capital (“ROTSC”), a non-GAAP measure, on a segment basis.

2
As reported in this Earnings Supplement, F/X adjusted information assumes a constant exchange rate between the periods being compared for purposes of currency translation into U.S. dollars (i.e., assumes the foreign exchange rates used to determine results for the three months ended September 30, 2011 apply to the period(s) against which such results are being compared).  The Company believes the presentation of information on an F/X adjusted basis is helpful to investors by making it easier to compare the Company's performance in one period to that of another period without the variability caused by fluctuations in currency exchange rates.

AMERICAN EXPRESS COMPANY
THIRD QUARTER 2011 OVERVIEW
CONSOLIDATED

•
Salaries and Employee Benefits Expense: Increased 18%, reflecting higher employee levels, merit increases for existing employees, higher benefit-related costs, severance costs related to reengineering activities and higher incentive related compensation.

-	Compared with last year, the total employee count of 62,700 increased by 2,400 or 4% from a year ago. Compared with last quarter, the total employee count increased by 100.

•	Professional Services Expense: Decreased 2%, reflecting lower collections costs and consulting service fees, partially offset by higher technology development expenses.

•
Reclassification of Partner Payments:  Beginning Q1’11, certain payments to business partners previously expensed in Other, net expense were reclassified as either contra Discount Revenue or Marketing and Promotion expense.  The reclassified partner payments are primarily related to the extension or signing of certain co-brand contracts where upfront payments reflecting value generated by the partnership during the contract period are amortized over the life of the contract.   Prior period results have been revised for this change.

•
Segment Allocation Changes:  Beginning Q1’11, the Company changed its segment allocation methodology to better align segment reporting with the Company’s previously announced management reorganization, which has been implemented over the last several quarters.  The reorganization included the formation of the Enterprise Growth Group, which is reported in the Corporate & Other segment.  Starting in Q1’11, certain business activities such as Loyalty Edge and Global Foreign Exchange Services, which were previously managed and reported in the operating segments, are managed by Enterprise Growth and  reported in the Corporate & Other segment.  The reorganization also included consolidation of certain corporate support functions into the Global Services organization.  Greater centralization of activities has led to modifications in the costs being allocated from the Corporate & Other segment to the reported operating segments starting in Q1’11.  Prior periods have been revised for these changes.

Beginning Q4’10, the Company completed its conversion to a new general ledger platform.  This conversion enabled the Company to streamline its ledger reporting unit structure, resulting in a reconfiguration of intercompany accounts. These changes have the effect of altering intercompany balances among segments, thus altering reported total segment assets.  Total segment assets presented in the Third Quarter 2011 Earnings Release reflect the changes described above.  This conversion had no impact on segment results, segment capital or return on segment capital metrics.

AMERICAN EXPRESS COMPANY
THIRD QUARTER 2011 OVERVIEW
CONSOLIDATED

CAPITAL

•
Capital Distribution to Shareholders:  During Q3’11, approximately 105% of capital generated was distributed to shareholders through the Company’s quarterly common share dividend and share repurchases.  During the quarter the Company repurchased 26MM common shares at an average price of $46.55 versus 15MM common shares in Q2’11, and no share repurchase in Q3’10.

Since the inception of repurchase programs in December 1994, 725MM shares have been acquired under cumulative Board authorizations to repurchase up to 770MM shares.  On a cumulative basis, since 1994 the Company has distributed 64% of capital generated through share repurchases and dividends.

As the Company has previously disclosed, its objective is to return to shareholders, on average and over time, approximately 50% of the capital it generates through a combination of dividends and the repurchase of common shares. The Company is executing its share repurchase program, subject to market conditions, pursuant to its capital plan to repurchase up to $2.3B of common shares in 2011.

-    Shares Outstanding:

	Millions of Shares
	Q3’11	Q2’11	Q3’10
Shares outstanding – beginning of period	1,193	1,202	1,202
Repurchase of common shares	(26)	(15)	-
Employee benefit plans, compensation and other	2	6	2
Shares outstanding – end of period	1,169	1,193	1,204

•	Capital Ratios: As of September 30, 2011, the Company’s key consolidated capital ratios3 were as follows:

($ in billions)	September 30, 2011
Risk-Based Capital
Tier 1	12.3%
Total	14.3%

Tier 1 Leverage	9.8%
Tier 1 Common Equity/Risk Weighted Assets (RWA)4	12.3%
Total Shareholders' Equity	$18.1
Tangible Common Equity (TCE)5/RWA	12.0%

Tier 1 Capital	$14.0
Tier 1 Common Equity 4	$14.0
Tier 2 Capital	$2.3
Total Average Assets6	$143.3
RWA	$114.3
TCE	$13.7

On December 16, 2010, the Basel Committee on Banking Supervision issued the Basel III rules text, which presents details of global regulatory standards on bank capital adequacy and liquidity agreed to by the Governors and Heads of Supervision, and endorsed by the G20 Leaders at their November 2010 summit.  While final implementation of the rules related to capital ratios will be determined by the Federal Reserve, the Company estimates that had the new rules been in place during Q3’11, the reported Tier 1 common and Tier 1 capital ratios would decline by approximately 30 basis points.  In addition, the impact of the new rules on the reported Tier 1 leverage ratio would be a decline of approximately 170 basis points.
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3 These ratios represent a preliminary estimate as of the date of this Earnings Supplement and may be revised in the Company’s Third Quarter 2011 Form 10-Q.

4  See Annex 2 for a reconciliation between Tier 1 common equity, a non-GAAP measure, and total shareholders’ equity.

5 Tangible common equity, a non-GAAP measure, excludes goodwill and other intangibles of $4.4B from total shareholders’ equity of $18.1B.  The Company believes presenting the ratio of tangible common equity to risk-weighted assets is a useful measure of evaluating the strength of the Company’s capital position.

6 Presented for the purpose of calculating the Tier 1 Leverage Ratio.

AMERICAN EXPRESS COMPANY
THIRD QUARTER 2011 OVERVIEW
CONSOLIDATED

FUNDING AND LIQUIDITY

•	Funding Activities: During Q3’11, the Company primarily funded its business through deposit-taking and the issuance of unsecured debt.

-	Deposits: The Company held the following deposits at the end of Q3’11 and Q2’11.

($ in billions)	September 30, 2011	June 30, 2011	Change
U.S. Direct Deposits7	$14.1	$13.9	$0.2
U.S. 3rd Party CDs	9.2	8.6	0.6
U.S. 3rd Party Sweep Accounts	9.2	9.1	0.1
Other Deposits	0.6	0.7	(0.1)
Total	$33.1	$32.3	$0.8

The total portfolio of U.S. retail Certificates of Deposit (“CDs”) issued through the direct deposit and third party programs had a weighted average remaining maturity of 19.4 months and a weighted average rate at issuance of 2.5%.

-
Unsecured non-guaranteed debt: During the quarter, the Company issued $1.3B in unsecured medium term notes through its American Express Credit Corporation subsidiary. The notes have 5-year term and were issued with a 2.8% coupon.  In addition, on October 4, 2011, the Company issued an incremental C$200 million to an outstanding C$400 million 5-year note issued during the second quarter of 2011, raising the total note to C$600 million. The coupon remains as previously disclosed at 3.6%.

-
Asset Backed Securitization: On October 12, 2011, the Company issued approximately $1.1B in 3-year Class A and B bonds. The Class A securities priced at 1 month LIBOR plus 17bps and the Class B priced at 1 month LIBOR plus 70bps. In addition, the Company issued and retained $139MM of subordinated securities related to this transaction.

•	Funding Sources: The Company’s primary funding sources consist of retail deposits, unsecured debt and asset-backed securities, including its asset-backed conduit facility.

The Company offers deposits within its American Express Centurion Bank and American Express Bank, FSB (“FSB”) subsidiaries (together, the “Banks”).  These funds are insured up to $250,000 per account through the Federal Deposit Insurance Corporation (“FDIC”).  The Company, through FSB, has a direct deposit-taking program, Personal Savings® from American Express, to supplement its distribution of deposit products through third-party distribution channels.  This program makes FDIC-insured CDs and high-yield savings account products available directly to consumers.

The Company currently has an objective to hold excess cash and readily marketable securities to satisfy all maturing long-term funding obligations for a 12-month period, in addition to having access to significant additional contingent liquidity sources in the event that access to its primary funding sources should become unavailable.  As of September 30, 2011, the Company held $21.6B of excess cash8 and readily marketable securities versus $19.1B of long-term debt and CDs maturing over the next 12 months.

-	Additional Funding Sources: The Company can also draw upon the following additional funding sources:

--	Commercial Paper: At September 30, 2011, the Company had $0.8B of commercial paper outstanding.

--
Discount Window:  The Banks are insured depository institutions that have the capability of borrowing from the Federal Reserve Bank of San Francisco (i.e., access to the Federal Reserve Bank discount window), subject to the amount of qualifying collateral that they may pledge. The Federal Reserve has indicated that both credit and charge card receivables are a form of qualifying collateral for secured borrowing made through the discount window.  Whether specific assets will be considered qualifying collateral for secured borrowings made through the discount window, and the amount that may be borrowed against the collateral, remains at the discretion of the Federal Reserve.

______________________________
7 Direct Deposits primarily includes the Personal Savings® direct deposit program, which consists of $13.1B from high yield savings accounts and $0.8B from retail CDs.

8 Includes $24.9B classified as Cash and Cash Equivalents, less $5.4B of cash available to fund day-to-day operations, net of commercial paper and short-term deposits outstanding.  Cash also includes $26MM classified as Other Assets on the Company’s consolidated balance sheet, which is held against certain forthcoming asset-backed securitization maturities.

AMERICAN EXPRESS COMPANY
THIRD QUARTER 2011 OVERVIEW
CONSOLIDATED

--
Bank Lines:  At September 30, 2011, the Company maintained committed bank lines of credit totaling $7.4B, of which $4.5B was drawn as part of the Company’s normal funding activities. The committed facilities have $2.9B of expirations in 2012, with the remainder expiring in 2014 and 2016.

--
Secured Borrowing Facility:  At September 30, 2011, the Company maintained its asset-backed conduit facility, a $3B committed, revolving, and secured financing facility that is due to expire in December 2013.

Maturity Obligations:  The maturities of the Company’s long-term unsecured debt, debt issued in connection with asset-backed securitizations and long-term CDs, for the next four quarters are as follows:

($ in billions)	Funding Maturities
		Asset-Backed	Certificates of
Quarter Ending:	Unsecured Debt	Securitizations	Deposit	Total
December 31, 2011	$6.9	$-	$1.3	$8.2
March 31, 2012	1.0	0.5	1.2	2.7
June 30, 2012	1.2	2.0	0.8	4.0
September 30, 2012	0.6	3.2	0.4	4.2
	$9.7	$5.7	$3.7	$19.1

OTHER ITEMS OF NOTE

•
Acquisition of Loyalty Partner:  On March 1, 2011, the Company completed the acquisition of Loyalty Partner, a leading marketing services company best known for the loyalty programs it operates in Germany, Poland and India.  Loyalty Partner also provides market analysis, operating platforms and consulting services that help merchants grow their businesses. The transaction, which valued Loyalty Partner at approximately $766MM, consisted of an upfront cash purchase price of approximately $616MM ($585MM plus $31MM in cash acquired) and an additional $150MM in the fair value of equity interest that the Company may acquire over the five years at a price based on business performance.

•
Visa and MasterCard Litigation Settlements:  The Company has been receiving payments from Visa and MasterCard for the last several years under the terms of previously disclosed settlement agreements.  The settlement with Visa is comprised of an initial payment of $1.13B ($700MM after-tax) that was recorded in Q4’07 and received in March 2008, and quarterly payments of up to $70MM ($43MM after-tax) for four years from Q1’08 through Q4’11. The settlement with MasterCard was comprised of twelve quarterly payments of $150MM ($93MM after-tax) received each quarter from Q3’08 to Q2’11.

The installment payments remaining from Visa are subject to the Company achieving certain quarterly performance criteria in the GNS business within the U.S., which the Company believes it is positioned to meet.  Payments earned through September 2011 have been recorded as a reduction to the “other, net” expense line within the Corporate & Other segment.

•
Reengineering Initiatives: The Company expects to record restructuring charges related to employee severance obligations, other employee-related costs and lease termination costs resulting from the planned consolidation of facilities within the Company’s global servicing network, which was first announced in the fourth quarter of 2010. The expected aggregate charges are approximately $50MM to $60MM pre-tax (approximately $32MM to $38MM after-tax). In Q1’11, the Company recorded $11MM ($7MM after-tax) of the $50MM to $60MM in expected additional charges. In Q2’11, the Company recorded $4MM ($2MM after-tax) of the $50MM to $60MM in expected additional charges. In Q3’11, the Company did not record additional charges. The Company has lowered its estimated range of charges from $60MM to $80MM to $50MM to $60MM to reflect the fact that more employees than expected have chosen to relocate to other company locations.

Substantially all of the reengineering activities described above are expected to be completed by the end of the second quarter of 2012.

In Q3’11, the Company recorded $39MM ($28MM after-tax) of net additional severance related reengineering costs.

AMERICAN EXPRESS COMPANY
THIRD QUARTER 2011 OVERVIEW
CONSOLIDATED

EXPANDED PRODUCTS AND SERVICES

•	During the quarter, American Express continued to invest in growth opportunities through expanded products and services.

In our proprietary issuing and network businesses, the Company:

-
Launched its “Link, Like, Love” application on Facebook ®, providing cardmembers with deals, access and experiences based on the likes, interests and social connections of cardmembers and their Facebook friends.  American Express will send statement credits to cardmembers’ accounts as they shop online or in stores, without the need to pre-purchase anything, print out or show a coupon at the point of sale.  The platform is built upon American Express’ Smart Offer APIs.

-
Announced a new OPEN Business Gold Rewards Card, offering double points for all spending on online marketing.  American Express OPEN’s Marketing Suite offers small business owners everything they need to know to develop and manage their online marketing efforts, including YourBuzz, AdManager, and SearchManager.

-
Introduced two new co-brand cards designed for Mercedes-Benz drivers and enthusiasts, the Mercedes-benz Credit Card from American Express and the Platinum Card from American Express Exclusively for Mercedes-Benz.

-
Announced that Virgin America will join the American Express Membership Rewards program on October 5th, at which point Amex Cardmembers enrolled in Membership Rewards will be able to transfer their points into Virgin America Elevate points, and redeem for any unsold seat, on any Virgin America flight, at any time, without blackout dates.

-
Announced the launch of a Merchant Financing Program which allows qualified small and medium-sized businesses to access up to $750,000 of capital within three business days at competitive pricing through two lending options.  Merchants can choose from a one-year term loan with 12 monthly loan disbursements, each up to $500,000 and repaid in full by the end of the monthly period, or a one-time loan disbursement of up to $750,000, where the loan is paid in full by the end of the one year financing term.

In our GNS business, the Company:

-	Announced a new card-issuing partnership in Japan with MICARD Co. Ltd., a card issuing company within Isetan Mitsukoshi Holdings.

-
Launched a new strategic partnership with Tenpay, a third-party, online payment platform and subsidiary of Tencent Group in China, to develop a new online payment solution that will allow Tenpay customers to make purchases on online sites outside of China that accept American Express.

-
Supported GNS partners in launching a wide range of new products, including: the ICBC Platinum American Express® Card with the Industrial and Commercial Bank of China in China; The Platinum Card® and the Costco Samsung American Express® Card, both launched by Samsung Card in Korea; the Idemitsu Card Maido Plus Saison American Express® Card by Credit Saison in Japan; the MAS American Express® Business Card with Maybank in Malaysia; the Galicia American Express® Eminent Card with Banco Galicia in Argentina; the American Express® Blue Card with ACBA-Credit Agricole in Armenia and the More Rewards American Express® Credit Card with MBNA in the United Kingdom.

In our Enterprise Growth Group, the Company:

-
Collaborated with Verizon Wireless to integrate Serve on many Verizon mobile phones and tablets.  Verizon and American Express are also working with Payfone to offer Serve checkout on Verizon Wireless devices, allowing Verizon Wireless customers using the Serve application to make mobile payments simply and securely.

-
Announced an agreement with Sprint to provide Sprint customers with easy access to Serve.  Serve’s mobile wallet application was made available in the Sprint Zone to Sprint customers using select Android-powered smartphones this summer.

AMERICAN EXPRESS COMPANY
THIRD QUARTER 2011 OVERVIEW
CONSOLIDATED

-
Launched a program with Sprint to give Sprint customers mail-in rebates via prepaid reward cards instead of a check.  Benefits for customers include faster rebate processing, immediate use of funds upon receipt of card, card replacement if lost or stolen, and no fees for activation, balance inquiries or customer service.

-
Launched the American Express eGift Card, a new virtual gift card to be purchased and used online.  The new virtual gift card includes no fees for activation, checking a balance, or monthly servicing, and the funds do not expire.

AMERICAN EXPRESS COMPANY
THIRD QUARTER 2011 OVERVIEW
CONSOLIDATED

Statements of Income
(GAAP basis)
(Preliminary)	Quarters Ended		Percentage
(Millions, except per share amounts)	September 30,		Inc/(Dec)
	2011	2010
Revenues
Non-interest revenues
Discount revenue	$4,218	$3,761	12%
Net card fees	556	527	6
Travel commissions and fees	480	483	(1)
Other commissions and fees	604	515	17
Other	534	503	6
Total non-interest revenues	6,392	5,789	10
Interest income
Interest and fees on loans	1,653	1,675	(1)
Interest and dividends on investment securities	68	103	(34)
Deposits with banks and other	33	16	#
Total interest income	1,754	1,794	(2)
Interest expense
Deposits	127	141	(10)
Short-term borrowings	5	-	#
Long-term debt and other	443	469	(6)
Total interest expense	575	610	(6)
Net interest income	1,179	1,184	-
Total revenues net of interest expense	7,571	6,973	9
Provisions for losses
Charge card	174	89	96
Cardmember loans	48	262	(82)
Other	27	22	23
Total provisions for losses	249	373	(33)
Total revenues net of interest expense after provisions for losses	7,322	6,600	11

Expenses
Marketing and promotion	757	871	(13)
Cardmember rewards	1,565	1,263	24
Cardmember services	189	141	34
Salaries and employee benefits	1,598	1,354	18
Professional services	690	701	(2)
Occupancy and equipment	433	371	17
Communications	93	92	1
Other, net	286	167	71
Total	5,611	4,960	13

Pretax income	1,711	1,640	4
Income tax provision	476	547	(13)
Net income	$1,235	$1,093	13

Net income attributable to common shareholders9	$1,220	$1,080	13

Earnings Per Common Share-Basic
Net Income attributable to common shareholders	$1.04	$0.91	14

Earnings Per Common Share-Diluted
Net Income attributable to common shareholders	$1.03	$0.90	14

Average Shares Outstanding
Basic	1,175	1,193	(2)
Diluted	1,181	1,199	(2)

#Denotes a variance of more than 100%.

______________________________
9 Represents net income less earnings allocated to participating share awards and other items of $15MM and $13MM for the three months ended September 30, 2011 and 2010, and $44MM and $38MM for the nine months ended September 30, 2011 and 2010, respectively.

AMERICAN EXPRESS COMPANY
THIRD QUARTER 2011 OVERVIEW
CONSOLIDATED

•
Consolidated Total Revenues Net of Interest Expense:  Consolidated total revenues net of interest expense increased 9% versus last year, reflecting increases of 6% in USCS, 16% in ICS, 5% in GCS, and 14% in Global Network and Merchant Services (“GNMS”).  The increase in total revenues net of interest expense primarily reflects higher discount revenues, increased other commissions and fees, higher net card fees and higher other revenue, partially offset by slightly lower net interest income and slightly lower travel commissions and fees. On an F/X adjusted basis, consolidated total revenues net of interest expense increased 6%.10

•
Consolidated Provisions for Losses:  Consolidated provisions for losses decreased 33% versus last year, reflecting a decrease of 48% in USCS and a credit in GCS, partially offset by a 58% increase in ICS and a 62% increase in GNMS.  The improvement in provisions for losses was driven by lower write-off dollars and a lower lending reserve requirement due to improving credit performance within the cardmember loan portfolio.  Charge card provisions for loss increased due to higher receivable levels, as well as a reserve release in the prior year.  On an F/X adjusted basis, consolidated provisions for losses decreased 35%.10

•
Consolidated Expenses:  Consolidated expenses increased 13%, reflecting increases of 7% in USCS, 9% in ICS, 6% in GCS and 6% in GNMS.  The total expense increase reflects increased cardmember rewards expenses, higher salaries and employee benefits expenses, higher other, net expenses including the impact of a MasterCard settlement payment in the prior year, higher occupancy and equipment expenses, higher cardmember services expenses and higher communications expenses, partially offset by lower marketing and promotion expense and a reduction in professional services expenses.  Consolidated expenses of $5.6B increased 10% versus adjusted consolidated expenses, a non-GAAP measure, of $5.1B in Q3’10, which excludes the MasterCard settlement payment. On an F/X adjusted basis, consolidated expenses increased 11%. 10

•	Pretax Margin: Was 22.6% of total revenues net of interest expense in Q3’11 compared with 23.5% in Q3’10.

•
Effective Tax Rate:  Was 27.8% in Q3’11 versus 33.4% in Q3’10.  The tax rates in both quarters reflect the level of pre-tax income in relation to recurring permanent tax benefits.  In addition, the tax rate in Q3’11 reflects a tax benefit related to a distribution of foreign subsidiary earnings with associated foreign tax credits.

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10 As reported in this Earnings Supplement, F/X adjusted information, a non-GAAP measure,  assumes a constant exchange rate between the periods being compared for purposes of currency translation into U.S. dollars (i.e., assumes the foreign exchange rates used to determine results for the three months ended September 30, 2011 apply to the period(s) against which such results are being compared). The company believes the use of adjusted consolidated expenses and the adjusted growth rate are helpful to investors by comparing the company's consolidated expenses in the current period to that of the year ago period without the impact of the MasterCard settlement payments, the last of which was received in the second quarter 2011.

AMERICAN EXPRESS COMPANY
THIRD QUARTER 2011 OVERVIEW
CONSOLIDATED

•
Discount Revenue:  Increased 12%, reflecting 16% growth in billed business volumes, partially offset by a slight decline in the average discount rate, relatively faster growth in billed business related to GNS, where the Company shares the discount revenue with card issuing partners, and higher contra-revenue items, including corporate incentive payments and partner payments (as further discussed on page 2).

-
The average discount rate11 was 2.54% in Q3’11 versus 2.56% in Q3’10 and 2.54% in Q2’11.  As indicated in prior quarters, certain pricing initiatives, changes in the mix of spending by location and industry, volume-related pricing discounts and investments will likely result in some erosion of the average discount rate over time.

	Quarters Ended		Percentage
	September 30,		Inc/(Dec)
	2011	2010

Card billed business11 (billions):
United States	$136.4	$120.5	13%
Outside the United States	71.3	58.8	21
Total	$207.7	$179.3	16
Total cards-in-force (millions):
United States	50.2	48.1	4
Outside the United States	45.6	40.9	11
Total	95.8	89.0	8
Basic cards-in-force12 (millions):
United States	38.9	37.2	5
Outside the United States	36.4	32.6	12
Total	75.3	69.8	8
Average basic cardmember spending13
United States	$3,854	$3,485	11
Outside the United States	$3,450	$2,946	17
Total	$3,739	$3,330	12

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11For additional information about discount rate calculations and billed business, please refer to the Third Quarter 2011 Earnings Release, American Express Company Selected Statistical Information pages.
12 Starting in Q1’11, as the necessary data became available, the Company began to separately report Basic and Supplementary cards-in-force for GNS.  The  Company has accordingly revised prior periods to conform with the current period presentation.
13 Proprietary card activity only.

AMERICAN EXPRESS COMPANY
THIRD QUARTER 2011 OVERVIEW
CONSOLIDATED

-
Worldwide Billed Business:  The 16% increase in worldwide billed business reflected growth of 12% in USCS, 17% in ICS, 17% in GCS and 30% in GNS.  The table below summarizes selected billed business related statistics for Q3’11:

	Percentage Increase/(Decrease)	Percentage Increase/(Decrease) Assuming No Changes in Foreign Exchange Rates 14
Worldwide15
Total billed business	16%	13%
Proprietary billed business	14	12
GNS billed business	30	23
Average spending per proprietary basic card	12	10
Basic cards-in-force	8
U.S. 15
Billed business	13
Average spending per proprietary basic card	11
Basic cards-in-force	5
Proprietary consumer card billed business 16	11
Proprietary small business billed business16	15
Proprietary Corporate Services billed business17	14
Outside the U.S. 15
Billed business	21	14
Average spending per proprietary basic card	17	10
Basic cards-in-force	12
Proprietary consumer and small business billed business18	16	9
Proprietary Corporate Services billed business17	21	14

--	U.S. non-T&E-related volume categories, which represented approximately 73% of total U.S. billed business, increased 14% and T&E volumes increased 12%
--
U.S. airline-related volume, which represented approximately 9% of total U.S. volumes during the quarter, increased 11% due to a 5% increase in airline transactions and a 5% increase in the average airline charge

--
Worldwide airline volumes, which represented approximately 10% of total volumes during the quarter, increased 15% due to a 9% increase in airline transactions and a 6% increase in the average airline charge

--
Assuming no changes in foreign exchange rates14, billed business outside the U.S. grew 19% in Japan, Asia Pacific and Australia (JAPA), 14% in Latin America and Canada (LACC) and 8% in Europe, Middle East and Africa (EMEA).

--	Total cards-in-force: Increased 8% worldwide due to a 21% increase in GNS, a 2% increase in USCS and 1% increase in ICS. GCS cards were flat to the prior year
--	During the quarter, total cards-in-force increased by 400K in the U.S. and increased by 1.4MM outside the U.S.

•	Net Card Fees: Increased 6%, primarily reflecting a mix shift to higher fee cards, as well as a slight increase in proprietary charge cards.

•
Travel Commissions and Fees:  Decreased 1%, primarily reflecting a benefit in the prior year related to revenue recognized upon the signing of supplier contracts. Travel sales increased 13% versus the prior year.

•	Other Commissions and Fees: Increased 17%, driven primarily by revenues related to Loyalty Partner operations.

_________________________________________
14 As reported in this Earnings Supplement, F/X adjusted information, assumes a constant exchange rate between the periods being compared for purposes  of currency translation into U.S. dollars (i.e., assumes the foreign exchange rates used to determine results for the three months ended September 30, 2011  apply to the period(s) against which such results are being compared).
15 Captions not designated as “proprietary” or “GNS” include both proprietary and GNS data.
16 Included in USCS.
17 Included in GCS.
18 Included in ICS.

AMERICAN EXPRESS COMPANY
THIRD QUARTER 2011 OVERVIEW
CONSOLIDATED

•	Other Revenues: Increased 6%, primarily reflecting higher GNS partner royalty revenues, higher foreign exchange related revenue and greater merchant-related fee revenues.

•	Total Interest Income: Decreased 2%.

-
Interest and Fees on Loans:  Decreased 1%, driven by a lower yield, which was partially offset by a 3% increase in average cardmember loans.  The lower net yield reflects lower revolving levels and lower balances at penalty rates due to the implementation of elements of the CARD Act and improved credit performance. These reductions to yield were partially offset by the benefit of certain repricing initiatives effective during 2009 and 2010.

-	Interest and Dividends on Investment Securities: Decreased 34%, primarily reflecting decreased investment levels.

-	Deposits with Banks and Other: Was $33MM versus $16MM in Q3‘10, primarily due to higher average deposit balances versus the prior year.

•	Total Interest Expense: Decreased 6%.

-	Deposits: Decreased 10% versus last year, as an increase in balances was more than offset by a lower cost of funds.

-	Short-term Borrowings: Was $5MM versus nil the prior year.

-	Long-term Debt and Other: Decreased 6%, reflecting lower average long-term debt, partially offset by a higher effective cost of funds.

•	Charge Card Provision for Losses: Increased 96%, driven primarily by higher average receivable levels, higher write-offs and a release of reserves in the prior year.

-	Worldwide Charge Card:

--
The net write-off rate increased versus last year and last quarter in USCS.  The net loss ratio as a percentage of charge volume increased versus last year, and last quarter in ICS/GCS.  Delinquency rates in USCS increased versus last year and last quarter.  The ICS/GCS past billings rate was flat to both last year and last quarter.

	Q3'11	Q2'11	Q3'10
USCS Net write-off rate19	1.8%	1.5%	1.6%
ICS/GCS Net loss ratio as a % of charge volume	0.10%	0.09%	0.09%

USCS 30 days past due as a % of total	2.0%	1.7%	1.7%
ICS/GCS 90 days past billings as a % of total	0.8%	0.8%	0.8%

Worldwide Receivables (billions)	$39.8	$40.1	$35.1
Reserves (millions)	$388	$415	$364
% of receivables	1.0%	1.0%	1.0%

 _________________________________
19 Rate reflects principal losses only.  Net write-off rates including interest and /or fees are included in the Company’s Q3’11 Earnings Release statistical tables.

AMERICAN EXPRESS COMPANY
THIRD QUARTER 2011 OVERVIEW
CONSOLIDATED

•	Cardmember Loan Provision for Losses: Decreased 82%, primarily reflecting lower write-offs and a lower cardmember reserve requirement at the end of the quarter, due to improving credit performance.

-	Worldwide Loans:

--	The net write-off and past due rates decreased versus last year and last quarter.

	Q3'11	Q2'11	Q3'10
Net write-off rate20	2.6%	3.1%	5.1%
30 days past due loans as a % of total	1.5%	1.6%	2.5%

Total Loans (billions)	$58.2	$58.7	$57.2
Reserves (millions)	$2,139	$2,560	$4,318
% of total loans	3.7%	4.4%	7.5%
% of past due	238%	273%	302%

•	Other Provision for Losses: Increased $5MM to $27MM.

•	Marketing and Promotion Expenses: Decreased 13% versus last year due to lower product media and brand spending, as well as slightly lower card acquisition and loyalty spend.

•
Cardmember Rewards Expense:  Increased 24%, reflecting greater rewards-related spending volumes and higher co-brand expense.  In addition, higher redemptions led to a small increase in the ultimate redemption rate estimate.

•	Cardmember Services Expense: Increased 34%, reflecting increased costs associated with new benefits made available to US cardmembers.

•
Salaries and Employee Benefits Expense: Increased 18%, reflecting higher employee levels, merit increases for existing employees, higher benefit-related costs, severance costs related to reengineering activities and higher incentive related compensation.

•	Professional Services Expense: Decreased 2%, reflecting lower collections costs and consulting service fees, partially offset by higher technology development expenses.

•	Occupancy and Equipment Expense: Increased 17%, reflecting costs associated with Loyalty Partner, as well as an increase in software purchasing expense.

•	Communications Expense: Increased 1% versus the prior year.

•
Other, Net Expense:  Increased 71%, primarily reflecting the Mastercard settlement payment received in Q3’10, as well as expenses related to legal exposures, partially offset by benefits related to hedging the Company’s fixed rate debt and income statement foreign exchange exposures. Other, net expense of $286MM would have declined 10% compared to adjusted other, net expenses, a non-GAAP measure, of $317MM in Q3’10, which excludes the MasterCard settlement payment.

______________________________
20 Rate reflects principal losses only.  Net write-off rates including interest and /or fees are included in the Company’s Q3’11 Earnings Release statistical tables.

AMERICAN EXPRESS COMPANY
THIRD QUARTER 2011 OVERVIEW
CONSOLIDATED

Supplemental Information – Tangible Common Equity and Total Adjusted Assets

During the third quarter of 2006, the Company issued $750MM of 6.80% Subordinated Debentures due 2036 (“Subordinated Debentures”), which are automatically extendable until 2066 unless certain events occur prior to that date. In connection with the Subordinated Debentures, the Company has undertaken to disclose on a quarterly basis the amount of its “tangible common equity” and “total adjusted assets”, as defined in the Subordinated Debentures.  The Company’s consolidated “tangible common equity” amount as of the end of any fiscal quarter means total shareholders’ equity, excluding preferred stock, of the Company as reflected on its consolidated balance sheet prepared in accordance with GAAP as of such fiscal quarter end minus (i) intangible assets and goodwill and (ii) deferred acquisition costs, as determined in accordance with GAAP and reflected in such consolidated balance sheet.  The Company’s “total adjusted assets” as of the end of any fiscal quarter is calculated as the sum of (i) total consolidated assets as reflected on the Company’s balance sheet minus (ii) non-securitized Cardmember loan receivables (without deduction for reserves), which are set forth on the Company’s balance sheet, plus (iii) managed (i.e., securitized and non-securitized) worldwide Cardmember loan receivables as reported by the Company for such fiscal quarter.  Upon the adoption of new GAAP effective  January 1, 2010, the Company’s “total consolidated assets” as reflected on the Company’s balance sheet now are the same amount as would be calculated as “total adjusted assets” as defined in the Subordinated Debentures before the change in GAAP.  As of September 30, 2011, the Company’s “tangible common equity” was $14B and its “total adjusted assets” each as defined in the Subordinated Debentures, were $149B.  As of September 30, 2011, the consolidated total assets as reflected on the Company’s balance sheet were also $149B.

CORPORATE & OTHER SEGMENT

•	Net expense was $248MM in Q3’11 compared with $32MM in Q2’11 and $48MM in Q3‘10.

-	Q3’11 included:
--	$43MM of after-tax income related to the Visa litigation settlements;
--	Various investments in Enterprise Growth initiatives;
--	Expenses related to legal exposures;
--	$16MM of after-tax expense related to the Company’s reengineering activities; and
--	Higher Global Prepaid income.

-	Q3’11 included:
--	$93MM and $43MM of after-tax income related to the MasterCard and Visa litigation settlements, respectively;
--	Various investments in Enterprise Growth initiatives;
--	Higher Global Prepaid income; and
--	$9MM of after-tax expense related to the Company’s reengineering activities.

-	Q3’10 included:
--	$93MM and $43MM of after-tax income related to the MasterCard and Visa litigation settlements, respectively;
--	Higher investments in the Global Prepaid business and Enterprise Growth initiatives; and
--	$5MM of after-tax expense related to the Company’s reengineering efforts.

AMERICAN EXPRESS COMPANY
THIRD QUARTER 2011 OVERVIEW
U.S. CARD SERVICES

Condensed Statements of Income
(GAAP Basis)
(Preliminary)	Quarters Ended		Percentage
	September 30,		Inc/(Dec)
(Millions)	2011	2010

Revenues
Discount revenue, net card fees and other	$2,710	$2,501	8%
Interest income	1,329	1,334	-
Interest expense	201	210	(4)
Net interest income	1,128	1,124	-
Total revenues net of interest expense	3,838	3,625	6
Provisions for losses	143	274	(48)
Total revenues net of interest expense after provisions for losses	3,695	3,351	10
Expenses
Marketing, promotion, rewards and cardmember services	1,646	1,477	11
Salaries and employee benefits and other operating expenses	898	903	(1)
Total	2,544	2,380	7
Pretax segment income	1,151	971	19
Income tax provision	418	376	11
Segment income	$733	$595	23

Statistical Information
	Quarters Ended		Percentage
	September 30,		Inc/(Dec)
	2011	2010
Card billed business (billions)	$106.8	$95.2	12%
Total cards-in-force (millions)	40.7	39.9	2
Basic cards-in-force (millions)	30.2	29.7	2
Average basic cardmember spending21	$3,542	$3,219	10
Segment capital (millions)22	$8,233	$7,011	17
Return on average segment capital22	34.2%	32.5%
Return on average tangible segment capital22	36.2%	35.1%

-	Billed Business: The 12% increase in billed business was primarily driven by the 10% higher average spending per proprietary basic cards-in-force.

--	U.S. consumer billed business volumes increased by 11%; small business volumes increased by 15%.

-
Total cards-in-force:  Increased by 800k versus last year reflecting the Company’s emphasis on investments in co-brand and premium charge product acquisitions. Total cards in force increased by 300k sequentially.

P&L Discussion:

•	Segment Income: Increased to $733MM from $595MM in Q3’10, as total revenues net of interest expense increased 6%, provisions for losses decreased 48% and total expenses increased by 7%.

-
Both Q3’11 and Q3’10 included a net benefit of $6MM ($4MM after-tax) and $1MM ($1MM after-tax), respectively, related to revisions of certain estimates impacting reserve balances tied to the Company’s reengineering initiatives.

____________________________
21 Proprietary cards only.
22 Segment capital represents capital allocated to a segment based upon specific business operational needs, risk measures, and regulatory capital requirements. Please refer to Annex 3 for the components of ROSC and ROTSC, a non-GAAP measure.

AMERICAN EXPRESS COMPANY
THIRD QUARTER 2011 OVERVIEW
U.S. CARD SERVICES

-	Pretax Margin: Was 30.0% in Q3’11 compared with 26.8% in Q3’10.

-	Effective Tax Rate: Was 36.3% in Q3’11 compared with 38.7% in Q3’10.

•
Discount Revenue, Net Card Fees and Other:  Increased 8%, primarily due to higher discount revenue resulting from billed business growth of 12%, and higher travel commissions and fees due to an increase in travel sales, partially offset by lower other commissions and fees due to reduced conversion revenues.

•	Interest Income: Flat to the prior year, as higher average cardmembers loans were offset by lower yield compared to the prior year.

•	Interest Expense: Decreased 4%, primarily reflecting a lower cost of funds rate, partially offset by a higher average cardmember receivable balances.

•
Provisions for Losses:  Decreased 48%, principally reflecting improved cardmember loan credit trends, partially offset by a higher charge card provision resulting from higher cardmember receivable balances and a higher net write-off rate.

-	Charge Card:

--	The net write-off rate increased compared to both last year and last quarter. The past due rate also increased versus last year and last quarter.

	Q3'11	Q2'11	Q3'10
Total Receivables (billions)	$19.0	$19.2	$16.5
Net write-off rate 23	1.8%	1.5%	1.6%
30 days past due as a % of total	2.0%	1.7%	1.7%

-	Cardmember Loans:

--	The net write-off rate decreased versus last year and last quarter. The past due rate decreased versus last year and was flat to last quarter.

	Q3'11	Q2'11	Q3'10
Total Loans (billions)	$49.9	$49.9	$48.7
Net write-off rate23	2.6%	3.2%	5.2%
30 days past due loans as a % of total	1.5%	1.5%	2.5%

•
Marketing, Promotion, Rewards and Cardmember Services Expenses:  Increased 11%, driven by increased rewards costs which reflect greater rewards-related spending volumes, higher co-brand expense, and a small increase in the ultimate redemption rate estimate.  In addition, cardmember service costs increased as result of new benefits offered to cardmembers. These increases were partially offset by lower marketing and promotion costs due to lower product media spending and slightly lower card acquisition and loyalty spend.

Salaries and Employee Benefits and Other Operating Expenses:  Decreased 1%, reflecting lower collections costs from outside agencies and a benefit related to hedging the Company’s fixed rate debt, partially offset by higher salaries and benefits costs and higher data processing costs.

___________________________
23 Rate reflects principal losses only.  Net write-off rates including interest and/or fees are included in the Company’s Q3’11 Earnings Release statistical tables.

AMERICAN EXPRESS COMPANY
THIRD QUARTER 2011 OVERVIEW
INTERNATIONAL CARD SERVICES

Condensed Statements of Income
(GAAP Basis)

(Preliminary)	Quarters Ended September 30,		Percentage Inc/(Dec)
(Millions)	2011	2010

Revenues
Discount revenue, net card fees and other	$1,132	$926	22%
Interest income	323	342	(6)
Interest expense	108	105	3
Net interest income	215	237	(9)
Total revenues net of interest expense	1,347	1,163	16
Provisions for losses	101	64	58
Total revenues net of interest expense after provisions for losses	1,246	1,099	13
Expenses
Marketing, promotion, rewards and cardmember services	460	428	7
Salaries and employee benefits and other operating expenses	597	540	11
Total	1,057	968	9
Pretax segment income	189	131	44
Income tax benefit	(32)	(13)	#
Segment income	$221	$144	53

# Denotes a variance of more than 100%.

Statistical Information
	Quarters Ended		Percentage
	September 30,		Inc/(Dec)
	2011	2010
Card billed business (billions)	$31.6	$27.1	17%
Total cards-in-force (millions)	15.2	15.0	1
Basic cards-in-force (millions)	10.4	10.4	-
Average basic cardmember spending24	$3,032	$2,609	16
Segment capital (millions)25	$2,927	$2,077	41
Return on average segment capital25	25.3%	23.6%
Return on average tangible segment capital25	45.4%	32.1%

-	Billed Business: The 17% increase in billed business was driven by 16% increase in average spending per proprietary basic cards-in-force.

--
Adjusting for the impacts of foreign exchange translation26, billed business and average spending per proprietary basic cards-in-force increased 9% and 8%, respectively.  Volume increases across the major geographic regions included an increase of 9% in Latin America and Canada (LACC), 10% in Japan, Asia Pacific and Australia (JAPA), and 7% in Europe, Middle East and Africa (EMEA).

-	Total cards-in-force: Increased 200k versus last year and 100k versus last quarter.

______________________________
24 Proprietary cards only.
25 Segment capital represents capital allocated to a segment based upon specific business operational needs, risk measures, and regulatory capital requirements. Please refer to Annex 3 for the components of ROSC and ROTSC, a non-GAAP measure.
26 As reported in this Earnings Supplement, F/X adjusted information assumes a constant exchange rate between the periods being compared for purposes of currency translation into U.S. dollars (i.e., assumes the foreign exchange rates used to determine results for the three months ended September  30, 2011 apply to the period(s) against which such results are being compared).

AMERICAN EXPRESS COMPANY
THIRD QUARTER 2011 OVERVIEW
INTERNATIONAL CARD SERVICES
P&L Discussion

•
Segment Income:  Increased 53% to $221MM, as total revenues net of interest expense increased 16%, provisions for losses increased 58% and total expenses increased by 9%.  Reported revenue, expense and income growth were all impacted by a weaker dollar versus last year.

-
Q3’11 included $23MM ($17MM after-tax) of reengineering costs. Q3’10 included net benefits reflecting revisions of certain estimates impacting reserve balances tied to the Company’s reengineering initiatives of $1MM ($1MM after-tax).

-	Pretax Margin: Was 14.0% in Q3’11 compared with 11.3% in Q3’10.

-
Effective Tax Rate:  The tax rate was (16.9%) in Q3’11 versus (9.9%) in Q3’10.  The tax rates in both periods primarily reflect the impact of recurring tax benefits on varying levels of pretax income. As indicated in previous quarters, this segment reflects the favorable impact of the consolidated tax benefit related to its ongoing funding activities outside the U.S., which is allocated to ICS under the Company’s internal tax allocation process. In addition, the current year reflects the allocated share of a tax benefit related to a distribution of foreign subsidiary earnings with associated foreign tax credits.

•
Discount Revenue, Net Card Fees and Other:  Increased 22%, driven primarily by higher discount revenue resulting from the 17% billed business growth, the inclusion of Loyalty Partner’s revenues following the closing of the acquisition in Q1’11 and higher net card fees due to growth in charge cards versus the prior year.

•	Interest Income: Decreased 6%, reflecting lower yield, partially offset by higher average loans.

•	Interest Expense: Increased 3% year over year, reflecting increased funding requirements due to increased average cardmember receivable balances.

•
Provisions for Losses:  Increased 58%, primarily reflecting higher charge card provision expense related to higher receivable balances and slightly higher cardmember lending provision expense related to a higher reserve release in the prior year.

-	Charge Card:

--	The net loss ratio increased compared to last year and last quarter, while the past billing rate declined versus last year and last quarter.

	Q3'11	Q2'11	Q3'10
Total Receivables (billions)	$6.7	$6.9	$6.2
Net loss ratio as a % of charge volume	0.16%	0.15%	0.14%
90 days past billing as a % of total	0.9%	1.0%	1.0%

-	Cardmember Loans:

--	The net write-off rate and past due rate decreased versus both last year and last quarter.

	Q3'11	Q2'11	Q3'10
Cardmember Loans (billions)	$8.3	$8.8	$8.5
Net write-off rate27	2.5%	2.9%	4.3%
30 days past due loans as a % of total	1.9%	2.1%	2.8%

•
Marketing, Promotion, Rewards and Cardmember Services Expenses:  Increased 7%, primarily due to greater volume-related rewards costs and co-brand expenses and the inclusion of Loyalty Partner following the closing of the acquisition in Q1’11.

_______________________________
27 Rate reflects principal losses only.  Net write-off rates including interest and/or fees are included in the Company’s Q3’11 Earnings Release statistical tables.

AMERICAN EXPRESS COMPANY
THIRD QUARTER 2011 OVERVIEW
INTERNATIONAL CARD SERVICES

•
Salaries and Employee Benefits and Other Operating Expenses:  Increased 11%, reflecting the inclusion of Loyalty Partner expenses following the closing of the acquisition in Q1’11 and severance related costs, partially offset by a benefit in the current period related to hedging income statement foreign exchange exposures versus a loss in the prior year.

AMERICAN EXPRESS COMPANY
THIRD QUARTER 2011 OVERVIEW
GLOBAL COMMERCIAL SERVICES

Condensed Statements of Income
(GAAP Basis)

(Preliminary)	Quarters Ended September 30,		Percentage Inc/(Dec)
(Millions)	2011	2010

Revenues
Discount revenue, net card fees and other	$1,195	$1,128	6%
Interest income	3	2	50
Interest expense	68	58	17
Net interest expense	(65)	(56)	16
Total revenues net of interest expense	1,130	1,072	5
Provisions for losses	(17)	21	#
Total revenues net of interest expense after provisions for losses	1,147	1,051	9
Expenses
Marketing, promotion, rewards and cardmember services	157	109	44
Salaries and employee benefits and other operating expenses	721	716	1
Total	878	825	6
Pretax segment income	269	226	19
Income tax provision	72	76	(5)
Segment income	$197	$150	31

# Denotes a variance of more than 100%.

Statistical Information
	Quarters Ended		Percentage
	September 30,		Inc/(Dec)
	2011	2010
Card billed business (billions)	$38.7	$33.2	17%
Total cards-in-force (millions)	7.0	7.0	-
Basic cards-in-force (millions)	7.0	7.0	-
Average basic cardmember spending28	$5,520	$4,734	17
Segment capital (millions)29	$3,529	$3,633	(3)
Return on average segment capital29	18.2%	12.3%
Return on average tangible segment capital29	37.7%	26.6%

-	Billed Business: The 17% increase in billed business was primarily driven by an equivalent increase in average spending per proprietary basic cards-in-force.

--
Adjusting for the impacts of foreign exchange translation30, both billed business and average spending per proprietary basic cards-in-force grew at 14%.  Volume increased 14% both within the U.S., and outside the U.S.

-	Total cards-in-force: Remained flat compared to last year and declined 100k versus last quarter.

______________________________
28 Proprietary cards only.
29 Segment capital represents capital allocated to a segment based upon specific business operational needs, risk measures, and regulatory capital requirements. Please refer to Annex 3 for the components of ROSC and ROTSC, a non-GAAP measure.
30 As reported in this Earnings Supplement, F/X adjusted information assumes a constant exchange rate between the periods being compared for purposes of currency translation into U.S. dollars (i.e., assumes the foreign exchange rates used to determine results for the three months ended September 30, 2011 apply to the period(s) against which such results are being compared).

AMERICAN EXPRESS COMPANY
THIRD QUARTER 2011 OVERVIEW
GLOBAL COMMERCIAL SERVICES

P&L Discussion

•
Segment Income:  Increased to $197MM or 31% greater than the net income in Q3’10, as total revenues net of interest expense increased 5%, provisions for losses was a credit balance and total expenses increased 6%.

-
Q3’11 includes $1MM ($1MM after-tax) of reengineering costs. Q3’10 included $4MM ($2MM after-tax) of net benefits reflecting revisions of certain estimates impacting reserve balances tied to the Company’s reengineering initiatives.

-	Pretax Margin: Was 23.8% in Q3’11 compared with 21.1% in Q3’10.

-
Effective Tax Rate:  Was 26.8% in Q3’11 compared with 33.6% in Q3’10. The Q3’11 tax rate includes the allocated share of a tax benefit related to a distribution of foreign subsidiary earnings with associated foreign tax credits.

•
Discount Revenue, Net Card Fees and Other: Increased 6%, primarily due to higher discount revenue resulting from the 17% billed business growth, partially offset by larger client incentive payments and lower travel commissions and fees due to a benefit in the prior year associated with revenue recognized upon the signing of certain supplier contracts.

•	Interest Income: Increased to $3MM from $2MM in Q3’10.

•	Interest Expense: Increased 17%, primarily driven by increased funding requirements due to higher average cardmember receivables balances.

•	Provisions for Losses: Decreased to a credit of $17MM, from an expense of $21MM, primarily driven by changes in estimates for certain credit reserves.

-	Charge Card:
--	The net loss ratio was flat compared to last year and last quarter. The past billing ratio declined versus last year and was flat to last quarter.

	Q3'11	Q2'11	Q3'10
Total Receivables (billions)	$13.9	$13.8	$12.2
Net loss ratio as a % of charge volume	0.06%	0.06%	0.06%
90 days past billing as a % of total	0.7%	0.7%	0.8%

•
Marketing, Promotion, Rewards and Cardmember Services Expenses: Increased 44%, primarily reflecting higher volume-related rewards costs and higher redemption levels which led to a small increase in the ultimate redemption rate estimate.

•
Salaries and Employee Benefits and Other Operating Expenses: Increased 1%, primarily reflecting increased salary and other employee benefit costs, partially offset by a benefit related to hedging the Company’s fixed rate debt.

AMERICAN EXPRESS COMPANY
THIRD QUARTER 2011 OVERVIEW
GLOBAL NETWORK & MERCHANT SERVICES

Condensed Statements of Income
(GAAP Basis)

(Preliminary)	Quarters Ended		Percentage
	September 30,		Inc/(Dec)
(Millions)	2011	2010

Revenues
Discount revenue, fees and other	$1,188	$1,048	13%
Interest income	2	1	#
Interest expense	(60)	(51)	18
Net interest income	62	52	19
Total revenues net of interest expense	1,250	1,100	14
Provisions for losses	21	13	62
Total revenues net of interest expense after provisions for losses	1,229	1,087	13
Expenses
Marketing, promotion, rewards and cardmember services	196	208	(6)
Salaries and employee benefits and other operating expenses	519	469	11
Total	715	677	6
Pretax segment income	514	410	25
Income tax provision	182	158	15
Segment income	$332	$252	32

# Denotes a variance of more than 100%.

Statistical Information
	Quarters Ended		Percentage
	September 30,		Inc/(Dec)
	2011	2010
Global card billed business 31(billions)	$207.7	$179.3	16%
Segment capital 32 (millions)	$1,979	$1,831	8
Return on average segment capital32	64.4%	61.2%
Return on average tangible segment capital32	70.8%	62.7%

Global Network Services: 33
Card billed business (billions)	$30.1	$23.1	30%
Total cards-in-force (millions)	32.9	27.1	21

________________________________
31 Includes activities (including cash advances) related to proprietary cards, cards issued under network partnership agreements (non-proprietary billed business), and certain insurance fees charged on proprietary cards.  In-store spend activity within retail co-brand portfolios in GNS, from which the Company earns no revenue, is not included in non-proprietary billed business.
32 Segment capital represents capital allocated to a segment based upon specific business operational needs, risk measures, and regulatory capital requirements. Please refer to Annex 3 for the components of ROSC and ROTSC, a non-GAAP measure.
33 Since the third quarter of 2010, for non-proprietary retail co-brand partners, GNS metrics exclude cardmember accounts which have no out of-store spend activity during the prior 12 month period.

AMERICAN EXPRESS COMPANY
THIRD QUARTER 2011 OVERVIEW
GLOBAL NETWORK & MERCHANT SERVICES
P&L Discussion

•	Segment Income: Increased 32% to $332MM, as total revenues net of interest expense increased 14% and total expenses rose 6%.

-
Q3’11 included a net benefit of $4MM ($2MM after-tax) related to revisions of certain estimates impacting reserve balances tied to the Company’s reengineering initiatives.  Q3’10 included no impact related to the Company’s reengineering initiatives.

-	Pretax Margin: Was 41.1% in Q3’11 compared with 37.3% in Q3’10.

-	Effective Tax Rate: Was 35.4% in Q3’11 compared with 38.5% in Q3’10.

•
Discount Revenue, Fees and Other Revenue:  Increased 13%, reflecting an increase in merchant-related revenues, driven by the 16% increase in global card billed business, as well as higher volume driven GNS-related revenues.

•	Interest Income: Increased to $2MM from $1MM in Q3’10.

•
Interest Expense:  The expense credit increased 18% due to a higher funding-driven interest credit related to internal transfer pricing, which recognizes the merchant services’ accounts payable-related funding benefit.

•	Provisions for Losses: Increased $8MM from $13MM in Q3’10 to $21MM in Q3’11.

•	Marketing, Promotion, Rewards and Cardmember Services Expenses: Decreased 6% year over year related to lower merchant advertising expense and lower brand media spending.

•
Salaries and Employee Benefits and Other Operating Expenses:  Increased 11%, reflecting increased salary and other employee benefit costs related to business building initiatives and higher third-party merchant sales-force commissions.

AMERICAN EXPRESS COMPANY
THIRD QUARTER 2011 OVERVIEW
ANNEX 1

Components of Return on Average Equity (ROE), Return on Average Common Equity (ROCE), and Return on
Average Tangible Common Equity (ROTCE)
(Preliminary)

($ in Millions)
	For the Twelve Months Ended
	September 30,	September 30,
	2011	2010

ROE

Net income	$4,805	$3,711
Average shareholders' equity	$17,277	$14,307
Return on average equity (A)	27.8%	25.9%

Reconciliation of ROCE and ROTCE

Net income	$4,805	$3,711
Earnings allocated to participating share awards and other	56	47
Net income attributable to common shareholders	$4,749	$3,664

Average shareholders' equity	$17,277	$14,307
Average common shareholders' equity	$17,277	$14,307
Average goodwill and other intangibles	3,992	3,234
Average tangible common shareholders' equity	$13,285	$11,073
Return on average common equity (A)	27.5%	25.6%
Return on average tangible common equity (B)	35.7%	33.1%

(A)
Return on average equity and return on average common equity are calculated by dividing one year period net income/net income attributable to common shareholders by one year average total shareholders’ equity/average common shareholders' equity, respectively.

(B)
Return on average tangible common equity is computed in the same manner as return on average common equity except the computation of average tangible common shareholders' equity, a non-GAAP measure, excludes from average total shareholders' equity, average goodwill and other intangibles of $4.0 billion for the quarter ended September 30, 2011, $3.7 billion for the quarter ended June 30, 2011, $3.5 billion for the quarter ended March 31, 2011, $3.3 billion for the quarter ended December 31, 2010 and $3.2 billion for the quarter ended September 30, 2010.  The Company believes that return on average tangible common equity is a useful measure of the profitability of its business.

AMERICAN EXPRESS COMPANY
THIRD QUARTER 2011 OVERVIEW
ANNEX 2

The Tier 1 Common Risk-Based Capital Ratio is calculated as Tier 1 Common Equity, a non-GAAP measure, divided by Risk-weighted assets.  Tier 1 Common Equity is calculated by reference to Total Shareholders' Equity as shown below:

Tier 1 Common Equity Reconciliation as of September 30, 2011
($ in Millions)

Total Shareholders' Equity	18,100
Effect of certain items in accumulated other comprehensive income/(loss) excluded from Tier 1 common equity	185
Less:
Ineligible goodwill and intangible assets	(4,083)
Ineligible deferred tax assets	(162)
Tier 1 Common Equity	14,040

AMERICAN EXPRESS COMPANY
THIRD QUARTER 2011 OVERVIEW
ANNEX 3

Components of Return on Average Segment Capital (ROSC) and Return on Average Tangible Segment Capital (ROTSC)

(Preliminary)

($ in Millions)
	For the Twelve Months Ended
	September 30,	September 30,
	2011	2010

U.S. Card Services
Segment income	$2,653	$1,936
Average segment capital	$7,762	$5,966
Average goodwill and other intangibles	436	454
Average tangible segment capital	$7,326	$5,512
Return on average segment capital (A)	34.2%	32.5%
Return on average tangible segment capital (A)	36.2%	35.1%

International Card Services
Segment income	$670	$507
Average segment capital	$2,644	$2,146
Average goodwill and other intangibles	1,170	567
Average tangible segment capital	$1,474	$1,579
Return on average segment capital (A)	25.3%	23.6%
Return on average tangible segment capital (A)	45.5%	32.1%

Global Commercial Services
Segment income	$661	$442
Average segment capital	$3,632	$3,587
Average goodwill and other intangibles	1,881	1,924
Average tangible segment capital	$1,751	$1,663
Return on average segment capital (A)	18.2%	12.3%
Return on average tangible segment capital (A)	37.7%	26.6%

Global Network & Merchant Services
Segment income	$1,228	$966
Average segment capital	$1,908	$1,578
Average goodwill and other intangibles	174	37
Average tangible segment capital	$1,734	$1,541
Return on average segment capital (A)	64.4%	61.2%
Return on average tangible segment capital (A)	70.8%	62.7%

(A)
Return on average segment capital is calculated by dividing one year period segment income by one year average segment capital.  Return on average tangible segment capital is computed in the same manner as return on average segment capital except the computation of average tangible segment capital, a non-GAAP measure, excludes average goodwill and other intangibles.  The Company believes that return on average tangible segment capital is a useful measure of the profitability of its business.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This presentation includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties.  The forward-looking statements, which address the Company’s expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “estimate,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” and similar expressions.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The Company undertakes no obligation to update or revise any forward-looking statements.  Factors that could cause actual results to differ materially from these forward-looking statements, include, but are not limited to, the following:

•
changes in global economic and business conditions, including consumer and business spending, the availability and cost of credit, unemployment and political conditions, all of which may significantly affect spending on American Express cards, delinquency rates, loan balances and other aspects of our business and results of operations;

•
changes in capital and credit market conditions, including sovereign credit worthiness, which may significantly affect the Company’s ability to meet its liquidity needs, access to capital and cost of capital, including changes in interest rates; changes in market conditions affecting the valuation of the Company’s assets; or any reduction in the Company’s credit ratings or those of its subsidiaries, which could materially increase the cost and other terms of the Company’s funding, restrict its access to the capital markets or result in contingent payments under contracts;

•
litigation, such as class actions or proceedings brought by governmental and regulatory agencies (including the lawsuit filed against the Company by the U.S. Department of Justice and certain state attorneys general), that could result in (i) the imposition of behavioral remedies against the Company or the Company’s voluntarily making certain changes to its business practices, the effects of which in either case could have a material adverse impact on the Company’s financial performance; (ii) the imposition of substantial monetary damages in private actions against the Company; and/or (iii) damage to the Company’s global reputation and brand;

•
legal and regulatory developments wherever the Company does business, including legislative and regulatory reforms in the United States, such as the Dodd-Frank Reform Act’s stricter regulation of large, interconnected financial institutions, changes in requirements relating to securitization and the establishment of the Bureau of Consumer Financial Protection, which could make fundamental changes to many of the Company’s business practices or materially affect its capital requirements, results of operations, or ability to pay dividends or repurchase its stock; actions and potential future actions by the FDIC and credit rating agencies applicable to securitization trusts, which could impact the Company’s ABS program; or potential changes in the federal tax system that could substantially alter, among other things, the taxation of the Company’s international businesses, the allowance of deductions for significant expenses, or the incidence of consumption taxes on the Company’s transactions, products and services;

•
the Company’s net interest yield on U.S. cardmember loans not remaining at historical levels, which will be influenced by, among other things, the effects of the CARD Act (including the regulations requiring the Company to periodically reevaluate APR increases), interest rates, changes in consumer behavior that affect loan balances, such as paydown rates, the credit quality of the Company’s portfolio and the Company’s cardmember acquisition strategy, product mix, cost of funds, credit actions, including line size and other adjustments to credit availability, and potential pricing changes;

•
changes in the substantial and increasing worldwide competition in the payments industry, including competitive pressure that may impact the prices the Company charges merchants that accept the Company’s cards and the success of marketing, promotion or rewards programs;

•
changes in technology or in the Company’s ability to protect its intellectual property (such as copyrights, trademarks, patents and controls on access and distribution), and invest in and compete at the leading edge of technological developments across the Company’s businesses, including technology and intellectual property of third parties on whom the Company relies, all of which could materially affect the Company’s results of operations;

•
data breaches and fraudulent activity, which could damage the Company’s brand, increase the Company’s costs or have regulatory implications, and changes in regulation affecting privacy and data security under federal, state and foreign law, which could result in higher compliance and technology costs to the Company or the Company’s vendors;

•
changes in the Company’s ability to attract or retain qualified personnel in the management and operation of the Company’s business, including any changes that may result from increasing regulatory supervision of compensation practices;

•
changes in the financial condition and creditworthiness of the Company’s business partners, such as bankruptcies, restructurings or consolidations, involving merchants that represent a significant portion of the Company’s business, such as the airline industry, or the Company’s partners in Global Network Services or financial institutions that the Company relies on for routine funding and liquidity, which could materially affect the Company’s financial condition or results of operations;

•
uncertainties associated with business acquisitions, including the ability to realize anticipated business retention, growth and cost savings, accurately estimate the value of goodwill and intangibles associated with individual acquisitions, effectively integrate the acquired business into the Company’s existing operations or implement or remediate controls, procedures and policies at the acquired company;

•
changes affecting the success of the Company’s reengineering and other cost control initiatives, such as the ability to execute plans during the year with respect to certain of the Company’s facilities, which may result in the Company not realizing all or a significant portion of the benefits that the Company intends;

•
the actual amount to be spent by the Company on investments in the business, including on marketing, promotion, rewards and cardmember services and certain other operating expenses, which will be based in part on management’s assessment of competitive opportunities and the Company’s performance and the ability to control and manage operating, infrastructure, advertising, promotion and rewards expenses as business expands or changes, including the changing behavior of cardmembers;

•	the effectiveness of the Company’s risk management policies and procedures, including credit risk relating to consumer debt, liquidity risk in meeting business requirements and operational risk;

•
the Company’s lending write-off rates for the remainder of 2011 and into 2012 not remaining below the average historical levels of the last ten years, which will depend in part on changes in the level of the Company’s loan balances, delinquency rates of cardmembers, unemployment rates, the volume of bankruptcies and recoveries of previously written-off loans;

•
changes affecting the Company's ability or desire to repurchase up to $2.3 billion of its common shares in 2011, such as acquisitions, results of operations and capital needs in the fourth quarter, among other factors;

•
changes affecting the Company’s ability to accept or maintain deposits due to market demand or regulatory constraints, such as changes in interest rates and regulatory restrictions on the Company’s ability to obtain deposit funding or offer competitive interest rates, which could affect the Company’s liquidity position and the Company’s ability to fund the Company’s business;

•
factors beyond the Company’s control such as fire, power loss, disruptions in telecommunications, severe weather conditions, natural disasters, terrorism, “hackers” or fraud, which could affect travel-related spending or disrupt the Company’s global network systems and ability to process transactions; and

•
the Company’s funding plan for the full year 2011 being implemented in a manner inconsistent with current expectations, which will depend on various factors such as future business growth, the impact of global economic, political and other events on market capacity, demand for securities offered by the Company, regulatory changes, ability to securitize and sell receivables and the performance of receivables previously sold in securitization transactions.

A further description of these uncertainties and other risks can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2011, and the Company’s other filings with the Securities and Exchange Commission.